Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement on Form S-1, for Sino Agro Food, Inc. of our report dated April 11, 2014, amended report dated June 27, 2014 and amended report dated December 1, 2014, relating to the consolidated balance sheets of Sino Agro Food, Inc. and its subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period then ended. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Anthony Kam & Associates Limited, CPA.

Anthony Kam & Associates Limited, CPA.

Hong Kong

February 27, 2015